CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (File No. 2-98790) ("Registration Statement") of our reports dated September 10, 2004, for Putnam AMT-Free Insured Municipal Fund (formerly Putnam Tax-Free Insured Fund) and September 13, 2004, for Putnam Tax-Free High Yield Fund, relating to the financial statements and financial highlights appearing in the July 31, 2004 Annual Report of Putnam Tax-Free High Yield Fund and Putnam AMT-Free Insured Municipal Fund, each a series of Putnam Tax-Free Income Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 22, 2004